Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

COWEN INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,332,678,126.00	.0000927	$123,539.26
Fees Previously Paid	-		-
Total Transaction Valuation	$1,332,678,126.00
Total Fees Due for Filing			$123,539.26
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$123,539.26

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 1, 2022, by and among Cowen Inc., The Toronto-Dominion Bank and Crimson Holdings Acquisition Co.

(i)	Title of each class of securities to which the transaction applies:

a.	Class A Common Stock, par value $0.01 per share, of Cowen Inc. (“Class A Common Stock”)

b.	Class B Common Stock, par value $0.01 per share, of Cowen Inc. (“Class B Common Stock”)

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on September 12, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be  34,171,234, which consists of:

a.	28,014,299 shares of Class A Common Stock issued and outstanding;

b.	no shares of Class B Common Stock issued and outstanding;

c.	5,149,424 shares of Class A Common Stock underlying outstanding awards of Company RSUs; and

d.
940,844 shares of Class A Common Stock underlying outstanding awards of Company PSUs, assuming the achievement of target performance (and, in the case of 2020 PSUs, 66,667 additional shares of Class A Common Stock assuming the achievement of 200% performance);

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 12, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 28,014,299 shares of Class A Common Stock issued and outstanding multiplied by the Merger Consideration of $39.00;

b.	the product of 0 shares of Class B Common Stock issued and outstanding multiplied by the Merger Consideration of $39.00;

c.	the product of 5,149,424 shares of Class A Common Stock underlying Company RSUs multiplied by the Merger Consideration of $39.00;

d.
the product of 1,007,511 shares of Class A Common Stock underlying Company PSUs (assuming the achievement of target performance and, in the case of 2020 PSUs, assuming the achievement of 200% performance) multiplied by the Merger Consideration of $39.00;

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .0000927.